NEWS
RELEASE
FOR IMMEDIATE RELEASE
CONTACT: Chris L. Nines
                        (512) 433-5210
FORESTAR COMPLETES SALE TO
HANCOCK TIMBER RESOURCE GROUP
     AUSTIN, TEXAS, June 16, 2009—Forestar Group Inc. (NYSE: FOR) today announced that it completed its previously announced sale of approximately 75,000 acres of timberland in Georgia and Alabama for $120 million to Hancock Timber Resource Group, which is acquiring the timberland on behalf of its investors. The company intends to use proceeds from this sale to reduce debt in accordance with its strategic initiatives announced on February 11, 2009.
     “The initial sale of 75,000 acres of timberland represents a significant first step in executing our strategic initiatives despite difficult market conditions. We remain confident that our strategic initiatives will enhance shareholder value,” said Jim DeCosmo, president and chief executive officer.
Strategic Initiatives
     Forestar previously announced the following strategic initiatives to enhance shareholder value:
•	Generate significant cash flow, principally from the sale of approximately 175,000 acres of HBU timberland

•	Reduce debt by approximately $150 million, and

•	Repurchase up to 20% of the company’s outstanding shares
     Debt reduction and share repurchases will be funded by proceeds from the asset sales described above.
     Goldman, Sachs & Co. served as financial advisor and Sutherland Asbill & Brennan LLP served as legal advisor to Forestar in connection with the transaction.

About Forestar Group
     Forestar Group Inc. operates in three business segments: real estate, mineral resources and fiber resources. The real estate segment owns directly or through ventures over 288,000 acres of real estate located in nine states and twelve markets in the U.S. The real estate segment has 24 real estate projects representing 33,600 acres currently in the entitlement process, and 75 entitled, developed and under development projects in seven states and eleven markets encompassing almost 17,000 acres, comprised of almost 30,000 residential lots and over 2,300 commercial acres. The mineral resources segment manages about 622,000 net acres of oil and gas mineral interests. The fiber resources segment sells wood fiber from its land primarily located in Georgia, and leases land for recreational uses. The company also has a 45% nonparticipating royalty interest in groundwater produced or withdrawn for commercial purposes from approximately 1.38 million acres in Texas, Louisiana, Georgia and Alabama. Forestar’s address on the World Wide Web is www.forestargroup.com.
Forward-looking Statements
This release contains “forward-looking statements” within the meaning of the federal securities laws. These statements reflect management’s current views with respect to future events and are subject to risk and uncertainties. We note that a variety of factors and uncertainties could cause our actual results to differ significantly from the results discussed in the forward-looking statements. Factors and uncertainties that might cause such differences include, but are not limited to: general economic, market, or business conditions; the availability of loans and fluctuations in the credit markets; the opportunities (or lack thereof) that may be presented to us and that we may pursue; fluctuations in costs and expenses including development costs; demand for new housing, including impacts from mortgage credit availability; lengthy and uncertain entitlement processes; cyclicality of our businesses; accuracy of accounting assumptions; competitive actions by other companies; changes in laws or regulations; changes in federal energy policies; demand for oil and gas; and other factors, many of which are beyond our control. Except as required by law, we expressly disclaim any obligation to publicly revise any forward-looking statements contained in this news release to reflect the occurrence of events after the date of this release.